Exhibit 10.10
FUEL TECH, INC.
EMPLOYMENT AGREEMENT
Agreement made as of the 31st day of October 1998 between Fuel Tech, Inc., a Massachusetts corporation (the “Company”) at 300 Atlantic Street, Stamford, Connecticut 06901, and William E. Cummings (“Employee”).
In consideration of the Company’s employment of Employee and the compensation to be paid to the Employee, the Company and the Employee agree, as follows:
1.	Employment Status. Employment with the Company is contingent on Employee signing this agreement, subject to the provisions regarding legal advice and rescission in §10 below. Employee shall also be entitled to participate in such benefits as the Company provides to its employees generally. It is understood that this agreement does not and is not intended to create or provide for any agreed term of employment for the Employee by the Company. The Employee’s employment shall be at will and may be terminated with or without cause and with or without notice at any time by the Employee or the Company.
2.	Best Efforts. The employee while employed by the Company shall devote all of Employee’s best efforts and all of Employee’s time and attention to the interests of the Company during reasonable business hours and shall faithfully perform all duties from time to time assigned to Employee and shall conform to all of the Company’s requirements for proper business conduct.
3.	Disclosure. Employee shall disclosure promptly to the Company in writing and shall respond to all inquiries by the Company whether during or after employment, all inventions, programs, processes, data, formulae, trade secrets, ideas, concepts, discoveries and developments (“Developments”) which during employment the Employee may make, conceive, reduce to writing or other storage media, or with respect to which Employee shall acquire the right to grant licenses or to become licensed, either solely or jointly with others, which:
(a)	Relates to any subject matter with which Employee’s work for the Company may be concerned;

(b)	Relates to or is concerned with the business, products or projects of the Company or that of its customers; or

(c)	Involves the use of the company’s time, material or facilities.
Employee will not withhold Developments from the Company for the use or benefit of Employee or any other person or Company after Employee’s employment terminates.
4.	Assignment. At all times during and after Employee’s employment with the Company and at no expense to Employee, Employee shall execute and deliver such assignments and other documents as may be reasonably requested by the Company to obtain or uphold for the benefit of the Company, patents, trademarks and copyrights in any and all countries for Developments, whether or not Employee is the inventor or creator thereof. Employee agrees that Developments shall be and remain the property of the Company or its nominees.
5.	Development Compensation. Employee shall receive no compensation for actions required of the Employee under the requirements of §§ 3 and 4 above whether during or after termination of employment, provided, however, that Employee shall be reimbursed by the Company for any of Employee’s reasonable out of pocket expenses necessarily arising out of such actions and such expenses are approved in advance by the Company.
6.	Confidentiality; Non-Use. At all times during and after Employee’s employment by the Company, Employee shall hold in strictest confidence, and, without the express written authorization of the officer of the Company to whom Employee reports or of the Board of Directors of the Company, Employee shall not disclose or transfer to any third party or use for Employee’s own benefit any Developments or any secret or confidential Company information relating to research and development programs, products, customer information, customer lists and business and sales plans.
7.	Company Property. Employee shall carefully preserve the Company’s property and not convert it to personal use. At the termination of Employee’s employment, Employee shall return to the Company any and all Company property entrusted to Employee, including without limiting the generality of the foregoing, all notes, correspondence, books, laboratory logs, computer disks and tapes or other data storage media, engineering records, drawings; and also any keys, key cards, credit cards, computers, equipment and vehicles.
8.	Employee Disputes. Employee agrees that in any claim which Employee may bring against the Company or which the Company may bring against the Employee, the Employee now and will in the future agree and consent that, at the Company’s sole election and in its absolute discretion, any such claim may be determined in arbitration or, once initiated in any court by the Employee, may be removed by the Company from that court to arbitration.
9.	Arbitration. Employee agrees that any arbitration between Employee and the Company shall be conducted under the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) then in effect before a single neutral arbitrator in the municipality of Employee’s then or last location of employment with the Company. The Company shall pay all of the fees of the AAA and the arbitrator. Employee does not in any such arbitration waive any statutory remedies available to Employee. The arbitrator shall base any award on the applicable law, setting forth in writing the basis of the award. Any award in arbitration shall be final and binding and may be entered in, or an order of enforcement may be obtained from, any court having jurisdiction.
10.	Legal Advice; Rescission. Employee agrees that this agreement involves Employee’s waiver of certain legal rights. Employee may, if Employee so chooses, consult with an attorney about the terms of this agreement before signing it. Employee further acknowledges that (a) the Company has given Employee a twenty-one (21) day period in which to consider the terms and binding effect of this agreement, and (b) that, if Employee does sign this agreement, Employee shall have seven days thereafter to change Employee’s mind and revoke it. Employee agrees that if Employee decides to revoke this agreement, Employee will inform the Company in writing within that seven (7) day period and obtain a written acknowledgment of receipt by the Company of the revocation. Employee understands that revocation of this agreement will affect Employee’s employment status. Employee states that Employee has carefully read this agreement; that Employee understands its final and binding effect and agrees to be bound by its terms; and that Employee has signed this agreement voluntarily.
11.	Law. This agreement and any disputes arising between the Company and Employee shall be interpreted and governed by the law of the State of Employee’s last place of employment with the Company.
12.	Severability. Company and Employee agree that if any of the agreements, covenants, restrictions and waivers by Employee in this agreement are held invalid by a court of competent jurisdiction, such provisions shall be stricken or modified by the Court and the remaining and modified provisions shall remain in full force and effect.
IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first written above.

/s/ William E. Cummings
William E. Cummings

FUEL TECH, INC.
By:	/s/ Charles W. Grinnell
Charles W. Grinnell,
Vice President and General Counsel